CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Cono Italiano, Inc.

We have read Section A of Item 4.01 of Amendment No. 2 to Form 8-K of Cono Italiano, Inc. dated June 11, 2010 and agree with the statements concerning our Firm contained therein.”

Partiz & Company, P.A.
Certified Public Accountants

Hackensack, New Jersey
June 11, 2010